EXHIBIT 23.9
CONSENT OF EXPERT
     Reference is made to the Annual Report on Form 40-F (the “40-F”) of Ivanhoe Mines Ltd. (the “Company”) to be filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.
     We hereby consent to the use of and reference to our name and the Ovoot Tolgoi Technical Report dated October 21, 2009 (the “Technical Report”) and the inclusion of information derived from the Technical Report under the headings “Description of the Business — Qualified Persons” and “Description of the Business — Ovoot Tolgoi Coal Project”, and to the use of and reference to our name and the Technical Report in “Interests of Experts”, in the Company’s Annual Information Form for the year ended December 31, 2009, dated March 31, 2010, and in the 40-F.
Sincerely,
Norwest Corporation

/s/ Alister Horn
Name:	Alister Horn
Title:	Norwest Corporation

Date: March 31, 2010